EXHIBIT 99.1
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                KINARK STOCKHOLDERS APPROVE CORPORATE NAME CHANGE

         TULSA, OKLAHOMA, May 21, 2003 - Kinark Corporation (AMEX-KIN) stockholders, voting in near-record numbers at the Company's Annual Meeting held May 14, 2003, overwhelmingly approved an amendment of the Company's certificate of incorporation to change the Company's name to: North American Galvanizing & Coatings, Inc.

         Commenting on the name change which will become effective July 1, 2003, Kinark president and chief executive officer, Ronald J. Evans said, "North American Galvanizing & Coatings, Inc. better describes our core business and reflects the culmination of strategically refocusing the Company on hot dip galvanizing and coatings. The Board also believes the Company has developed a very recognizable brand name with North American Galvanizing, a name reflecting quality of product and service, and is positioned to capitalize on that asset."

         In other actions at the Annual Meeting, stockholders re-elected Kinark's eight-member Board of Directors. The Company's incumbent directors elected to serve for another one-year term were: Linwood J. Bundy, Paul R. Chastain, Ronald J. Evans, Gilbert L. Klemann, II, Patrick J. Lynch, Joseph J. Morrow, John H. Sununu and Mark E. Walker. Stockholders also ratified the Company's appointment of Deloitte & Touche LLP as its independent accountant for the year ending December 31, 2003. Deloitte & Touche LLP has served as the independent accountant for the Company since 1990.

         The Board of Directors, in a separate meeting held May 14, 2003, voted unanimously to form a Nominating and Corporate Governance Committee, comprised of all non-executive directors. The Committee was formed to take a leadership role in shaping corporate governance policies and practices and for monitoring Company compliance; it is also responsible for identifying and recommending individuals qualified to become Board members. The Board re-elected Ronald J. Evans, President and Chief Executive Officer, Paul R. Chastain, Vice President-Chief Financial Officer and Secretary, and Paul A. Quiros, King & Spalding LLP, the Company's general counsel and Assistant Secretary, to serve in their respective offices for one-year terms.

         North American Galvanizing is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. North American Galvanizing Company can also be reached through our website, www.nagalv.com.

         Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.

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